Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Stryve Foods, Inc. on Form S-8 of our report dated April 1, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Stryve Foods, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, appearing in the Annual Report on Form 10-K of Stryve Foods, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 14, 2024